Exhibit K-1

November 30, 2010

Korea Finance Corporation

16, Yeouido-dong

Youngdeungpo-gu

Seoul 150-873

Korea

Ladies and Gentlemen:

We have acted as special United States counsel to Korea Finance Corporation, a statutory juridical entity established in the Republic of Korea under the Korea Finance Corporation Act (the “Issuer”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Issuer’s registration statement under Schedule B (the “Registration Statement”) relating to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus, of the Issuer’s unsecured debt securities (the “Securities”). The Registration Statement relates to Securities having an aggregate initial public offering price or purchase price of up to U.S.$5,000,000,000 or the equivalent thereof. The Securities are to be issued in one or more series pursuant to a fiscal agency agreement dated as of September 20, 2010 (the “Fiscal Agency Agreement”) between the Issuer and Citibank, N.A. (the “Fiscal Agent”).

We have reviewed the originals or copies certified or otherwise identified to our satisfaction of such documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities will be the valid, binding and enforceable obligations of the Issuer.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Issuer, (a) we have assumed that the Issuer and each other party to such agreement or obligation have satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable

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against it (except that no such assumption is made as to the Issuer regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to such agreement or obligation); (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity; and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. In addition, we note that the enforceability of the waiver of immunities by the Issuer set forth in the Securities and Section 15 of the Fiscal Agency Agreement is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976.

In rendering the opinion expressed above, we have assumed that each series of Securities will be issued with an original aggregate principal amount (or, in the case of any Securities issued at original issue discount, an aggregate issue price) of US$2,500,000 or more.

We have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of all Securities will conform to the forms thereof contained in the Fiscal Agency Agreement and will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer, (iv) the Securities will be issued, sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (v) the Issuer will authorize the offering and issuance of the Securities and will authorize, approve and establish the final terms and conditions thereof and will together with the Fiscal Agent enter into any necessary supplemental fiscal agency agreement relating to the Securities and will take any other appropriate additional action, and (vi) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by the Fiscal Agency Agreement, duly authenticated and countersigned.

We express no opinion (i) as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Fiscal Agency Agreement where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist; or (ii) as to the provisions of the last sentence of Section 4(b) and the second sentence of Section 8(a) of the Fiscal Agency Agreement. We note that the designation in the Securities and in Section 15 of the Fiscal Agency Agreement of the United States federal courts sitting in the Borough of Manhattan, the City of New York as the venue for actions or proceedings relating to the Securities and the Fiscal Agency Agreement is (notwithstanding the waiver in the Securities and Section 15 of the Fiscal Agency Agreement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

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With respect to any Securities that may be issued in a currency other than U.S. dollars, we note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding United States federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a United States federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the incorporation by reference of this opinion in any registration statement relating thereto filed by the Issuer with the Commission pursuant to Rule 462(b) under the Securities Act and to the references to us under the heading “Legal Matters” in the Prospectus and any prospectus relating to any such other registration statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Jinduk Han
Jinduk Han, a Partner

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